The Bancorp, Inc. Reports Third Quarter 2008 Results

Wilmington, De - October 23, 2008 - The Bancorp, Inc. ("Bancorp") (Nasdaq: TBBK), a financial holding company, today reported results for the quarter ended September 30, 2008.

Bancorp reported net income available to common shareholders for the three months ended September 30, 2008 of $241,000 or total earnings per share - diluted of $0.02, after a $4.1 million provision for loan and lease losses, based on 14,563,919 weighted average shares outstanding as compared to net income available to common shareholders of $3.8 million, or $0.27 diluted earnings per share, after a $750,000 provision for loan and lease losses, based on 14,301,852 weighted average shares outstanding, for the three months ended September 30, 2007. Bancorp reported a net loss available to common shares for the nine-months ended September 30, 2008 of $1.3 million, or a total loss per share - diluted of $0.08 based on 14,562,934 weighted-average shares outstanding - diluted, as compared to net income available to common shareholders for the nine-months ended September 30, 2007 of $11.2 million, or total earnings per share - diluted of $0.78 based on 14,374,789 weighted-average shares outstanding - diluted.

At September 30, 2008, Bancorp's total assets were $1.8 billion, an increase of $212.6 million or 13.6% from December 31, 2007, loans grew to $1.470 billion, an increase of $182.8 million or 14.2% from December 31, 2007 and deposits grew to $1.459 billion, an increase of $180.8 million or 14.1% from December 31, 2007.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 9:00 AM EDT on October 24, 2008 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. The conference call may also be listened to by dialing 800.884.5695 using access code 23236120. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp's investor relations website and telephonically until Friday, October 31, 2008 by dialing 888.286.8010, access code 12977157.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank's regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands except per share data)		(dollars in thousands except per share data)

Condensed income statement
Net interest income	$ 13,497	$ 13,753	$ 39,314	$ 39,119
Provision for loan and lease losses	4,100	750	8,800	2,250
Non-interest income	2,672	1,161	9,172	4,342
Realized loss from impaired securities	-	-	8,275	-
Non-interest expense	11,674	7,701	33,246	22,439
Net income/ (loss) before income tax expense	395	6,463	(1,835)	18,772
Income tax expense	136	2,609	(649)	7,413
Net income/ (loss)	259	3,854	(1,186)	11,359
Less preferred stock dividends and accretion	(16)	(17)	(49)	(52)
Income allocated to Series A preferred shareholders	(2)	(31)	8	(92)
Net income/ (loss) available to common shareholders	$ 241	$ 3,806	$ (1,227)	$ 11,215

Basic earnings/ (loss) per share	$ 0.02	$ 0.28	$ (0.08)	$ 0.81

Diluted earnings/ (loss) per share	$ 0.02	$ 0.27	$ (0.08)	$ 0.78
Weighted average shares - basic	14,563,919	13,812,944	14,562,934	13,787,093
Weighted average shares - diluted	14,563,919	14,301,852	14,562,934	14,374,789

	September 30,	June 30,	December 31,	September 30,
	2008	2008	2007	2007
Condensed balance sheet
Assets
Federal funds sold	36,485	$ 18,047	$ 40,783	$ 87,394
Investment securities	116,106	118,897	122,215	117,790
Loans	1,469,615	1,427,578	1,286,789	1,262,333
Allowance for loan and lease losses	(15,468)	(14,245)	(10,233)	(9,527)
Other assets	174,204	127,129	128,828	50,197
Total assets	$ 1,780,942	$ 1,677,406	$ 1,568,382	$ 1,508,187

Liabilities and shareholders' equity
Transaction accounts	$ 1,069,945	$ 786,785	$ 864,254	$ 705,858
Time deposits	389,183	527,582	414,064	400,066
Total deposits	1,459,128	1,314,367	1,278,318	1,105,924
Short term borrowings	103,249	152,005	93,846	233,845
Subordinated debt	13,401	13,401	13,401	-
Long term borrowings	28,250	20,000	-	-
Other liabilities	4,148	4,968	6,558	5,834
Shareholder's equity	172,766	172,665	176,259	162,584
Total liabilities and shareholders' equity	$ 1,780,942	$ 1,677,406	$ 1,568,382	$ 1,508,187

	Third	Second	Fourth	Third
	quarter	quarter	quarter	quarter
Average condensed balance sheet	average 2008	average 2008	average 2007	average 2007
Assets
Federal funds sold	$ 82,984	$ 21,566	$ 31,880	$ 30,536
Investment securities	115,814	127,544	118,313	114,361
Loans	1,444,000	1,396,421	1,269,324	1,213,002
Allowance for loan and lease losses	(14,808)	(11,875)	(9,863)	(9,748)
Other assets	164,891	116,715	60,842	43,868
Total assets	$ 1,792,881	$ 1,650,371	$ 1,470,496	$ 1,392,019

Liabilities and shareholders' equity
Transaction accounts	$ 961,358	$ 799,675	$ 731,571	$ 635,203
Time deposits	554,142	476,468	423,617	475,850
Total deposits	1,515,500	1,276,143	1,155,188	1,111,053
Short term borrowings	56,413	155,338	144,937	113,641
Other borrowings	41,587	30,756	-	2,503
Other liabilities	5,842	6,626	6,325	6,876
Shareholders' equity	173,539	181,508	164,046	157,946
Total liabilities and shareholders' equity	$ 1,792,881	$ 1,650,371	$ 1,470,496	$ 1,392,019

Loan Portfolio
	September 30,	June 30,	December 31,	September 30,
	2008	2008	2007	2007
	Amount	Amount	Amount	Amount

Commercial	$ 354,575	$ 341,304	$ 325,166	$ 282,339
Commercial mortgage	478,534	461,170	369,124	383,397
Construction	332,091	332,088	307,614	314,543
Total commercial loans	1,165,200	1,134,562	1,001,904	980,279
Direct financing leases, net	87,710	90,201	89,519	89,564
Residential mortgage	63,472	52,389	50,193	50,553
Consumer loans and others	151,876	149,186	144,882	142,221
	1,468,258	1,426,338	1,286,498	1,262,617
Unamortized costs (fees)	1,357	1,240	291	(284)
Total loans, net of unamortized fees and costs	$ 1,469,615	$ 1,427,578	$ 1,286,789	$ 1,262,333

Supplemental loan data (1):
Construction 1-4 family	$ 158,310	$ 174,196	$ 167,485
Construction commercial, acquisition and development	173,781	157,892	140,129
	$ 332,091	$ 332,088	$ 307,614

(1) Prior to December 31, 2007 Construction loans were reported as a single line item.

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Selected operating ratios
Return on average assets	0.06%	1.11%	-0.09%	1.12%
Return on average equity	0.60%	9.76%	-0.89%	9.81%
Return on average tangible equity	0.92%	10.01%	-1.37%	10.07%
Net interest margin	3.28%	4.05%	3.36%	3.93%
Efficiency ratio	72.20%	51.64%	68.57%	51.63%
Book value per share	$ 11.78	$ 11.67	$ 11.78	$ 11.67

(1) Reconciliation table for Non-GAAP financial measure

Return on average equity	0.60%	9.76%	-0.89%	9.81%
Effect of goodwill and intangibles	0.33%	0.25%	-0.48%	0.26%
Return on average tangible equity	0.92%	10.01%	-1.37%	10.07%

Average tangible equity excludes acquisition related
average goodwill and intangibles:
Average shareholders' equity	173,539	157,946	177,783	154,324
Average goodwill and intangibles	(61,538)	(3,951)	(62,142)	(3,951)
Average tangible equity	112,001	153,995	115,641	150,373

	September 30,	June 30,	March 30,	September 30,
	2008	2008	2008	2007
Asset quality ratios
Nonperforming loans to total loans	0.95%	0.74%	0.70%	0.34%
Nonperforming assets to total assets	0.78%	0.63%	0.58%	0.28%
Allowance for loan and lease losses to total loans	1.05%	1.00%	0.83%	0.75%
Nonaccrual loans	$ 13,637	$ 10,053	$ 8,488	$ 2,329
Loans 90 days past due still accruing interest	$ 331	$ 492	$ 985	$ 374
Other real estate owned	$ -	$ -	$ -	$ 1,566